Exhibit 5.1

[BARNES & THORNBURG LLP LETTERHEAD]

May 11, 2021

Horizon Bancorp, Inc.

515 Franklin Street

Michigan City, IN 46360

RE: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-189420 on Form S-8 (the “Registration Statement”) being filed by Horizon Bancorp, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering common shares, no par value, of the Company (the “Common Stock”), which may be issued under the Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”).

On May 6, 2021 (the “Effective Date”), the shareholders of the Company approved the 2021 Plan. The total number of shares of Common Stock that may be granted under the 2021 Plan includes, in addition to 1,400,000 new shares of Common Stock (included by the Company on a new Registration Statement on Form S-8 filed on May 11, 2021), (i) the 387,548 common shares that remained available for issuance under the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “2013 Plan”) as of the Effective Date, and (ii) the undelivered shares subject to outstanding awards granted under the 2013 Plan that become available for future awards under the 2021 Plan as provided for in the 2021 Plan (the shares described in (i) and (ii), the “2013 Plan Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Post-Effective Amendment, the Registration Statement, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-laws, the 2021 Plan, the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the 2013 Plan, the 2021 Plan, and the proposal adopted by the shareholders of the Company relating to the 2021 Plan at the Company’s 2021 Annual Meeting of Shareholders. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

We have also assumed that there are no agreements or understandings between or among the Company and any participants in the plans that would expand, modify or otherwise affect the terms of the plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

The opinions expressed below are subject to the assumptions that: (i) the Post-Effective Amendment (including, as applicable, all necessary further post-effective amendments to the Registration Statement) shall have become effective under the Securities Act; (ii) all actions required to be taken under the plans by the Board of Directors of the Company or any committee thereof shall have been taken by the Board of Directors of the Company or such committee, respectively; (iii) such Shares shall have been duly issued and delivered in accordance with the terms of the 2021 Plan and the terms of any other agreement relating to any grants thereunder of the Shares; (iv) upon any issuance of the Shares, there will be a sufficient number of authorized but unissued shares of common stock under the Company’s Amended and Restated Articles of Incorporation available for issuance of the Shares; and (v) all applicable provisions of the “blue sky” and securities laws of the various states and other jurisdictions in which the Shares may be offered and sold shall have been complied with.

Based on the foregoing, we are of the opinion that each 2013 Plan Share that is newly issued pursuant to the 2021 Plan will be validly issued, fully paid and non-assessable when: (i) the Post-Effective Amendment shall have become effective under the Securities Act; (ii) such 2013 Plan Share shall have been duly issued and delivered in accordance with the 2021 Plan; and (iii) certificates representing such 2013 Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any 2013 Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such 2013 Plan Share to the person entitled thereto against payment of the agreed consideration therefor, all in accordance with the 2021 Plan.

This opinion letter is based as to matters of law solely on the Indiana Business Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations, including any federal or state securities laws. As used herein, the term “Indiana Business Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Indiana Constitution and reported judicial decisions interpreting these laws.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise. Our opinion expressed herein is also limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ BARNES & THORNBURG LLP